Exhibit 10.7

Cyan, Inc.

1383 N. McDowell Blvd., Suite 300

Petaluma, CA 94954

Phone: +1 707-735-2300

February 18, 2013

James Hamilton

Dear James:

On behalf of Cyan, Inc. (the “Company”), I am pleased to offer you the position of Senior Vice President Worldwide Sales.

The terms of your employment with the Company are as set forth below:

1. Position

(a) You will become the Senior Vice President Worldwide Sales of the Company. You will report to the Company’s Chief Executive Officer.

(b) You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

2. Start Date. Subject to fulfillment of the conditions imposed by this letter agreement, you will commence your employment with the Company on or before February 25, 2013. The date you actually commence employment is referred to as your Start Date.

3. Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

James Hamilton

February 18, 2013

4. Compensation.

(a) You will be paid a semi-monthly salary of $9,375.00 which is equivalent to $225,000 on an annualized basis (the “Base Salary”). Your salary will be payable semi-monthly pursuant to the Company’s regular payroll policy. The Base Salary will be reviewed annually as part of the Company’s normal salary review process.

(b) In addition to your Base Salary, you will be eligible to participate in Cyan’s Sales Incentive Plan (the “Sales Incentive Plan”). Your annualized target sales commission under the Incentive Plan will be $275,000 for the current year and will be reevaluated and communicated to you for future periods. The commissions will be subject to the terms of the Sales Incentive Plan and will be pro rated for partial year’s service.

5. Stock Option Grant.

(a) In connection with your employment, the Company will recommend that the Board of Directors grant you an option to purchase 356,250 shares of the Company’s Common Stock (“Option Shares”), which represents approximately .75% of the fully diluted outstanding equity of the Company. The option will have an exercise price equal to the fair market value on the date of the grant and will vest at the rate of 25% of the Option Shares on the first anniversary of your Vesting Commencement Date (which will be your Start Date) and the remaining Option Shares will vest monthly thereafter at the rate of 1/48 of the total number of the Option Shares per month, for a total of four years of vesting. Vesting will, of course, depend on your continued employment with the Company. The option will be subject to the terms of the Company’s 2006 Stock Plan and the Stock Option Agreement between you and the Company.

(b) In the event that the Company consummates a Change of Control Transaction (as defined in Exhibit A) and within three (3) months prior to or twelve (12) months thereafter (1) your employment relationship with the Company (or its successor) is terminated by the Company (or its successor) for any reason other than Cause (as defined in Exhibit A), death or your inability to perform the essential functions of your job due to a permanent and total disability or (2) you Resign for Good Reason (as defined in Exhibit A) from your employment relationship with the Company (or its successor), then, (X) in addition to the shares which have vested by the passage of time as described above, your option will vest and become immediately exercisable as to an additional 50% of the then unvested shares subject to the option.

6. Benefits.

(a) Insurance Benefits. The Company will provide you with the opportunity to participate in the standard benefits plans currently available to other Company employees, subject to any eligibility requirements imposed by such plans.

(b) Vacation; Sick Leave. You will be entitled to paid time off according to the Company’s standard policies.

7. Confidential Information and Invention Assignment Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution and delivery to an officer of the Company, on or before your Start Date, of a Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”).

James Hamilton

February 18, 2013

8. At-Will Employment. The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability. The Company may also modify your duties, compensation or other terms and conditions of your employment at any time for any reason, with or without notice.

9. No Conflicting Obligations. You understand and agree that by accepting this offer of employment, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

10. Governing Law; Arbitration. This letter will be governed by the laws of the State of Texas without regard to is conflict of laws provision. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law.

11. Entire Agreement. This letter, together with the Confidentiality Agreement, sets forth the entire agreement and understanding between you and the Company relating to your employment and supersedes all prior agreements and discussions between us. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement. This offer will terminate if not accepted by you on or before 5 p.m. Pacific Time on Friday, February 22, 2013.

James Hamilton

February 18, 2013

Very truly yours,	ACCEPTED AND AGREED:

CYAN, INC.	JAMES HAMILTON

By: /s/ Mark A. Floyd	/s/ James Hamilton
Signature

Title: CEO	2/20/13
Date

Exhibit B

Definitions

“Change of Control Transaction” shall mean the Company’s (A) sale, conveyance or other disposition of (1) all or substantially all of its assets, property or business (including the granting of one or more exclusive licenses of all or substantially all of the Company’s intellectual property, the cumulative effect of which results in the Company retaining insufficient intellectual property rights to continue operation as a going concern) or (2) 50% or more of its capital stock or (B) merger with or into or consolidation with any other corporation, limited liability company or other entity (other than to a wholly-owned subsidiary of the Company), provided, however, that none of the following shall be considered a Change of Control Transaction: (i) a merger effected exclusively for the purpose of changing the domicile of the Company, (ii) an equity financing in which the Company is the surviving corporation, (iii) a merger, consolidation or similar transaction in which the stockholders of the Company immediately prior to the transaction own, directly or indirectly, more than 50% of the voting stock of the surviving corporation immediately following the transaction (taking into account only stock of the Company held by such stockholders prior to the transaction), or (iv) the granting of one or more exclusive licenses of all or substantially all of the Company’s intellectual property to one or more wholly-owned subsidiaries of the Company;

“Cause” shall mean (i) your repeated failure to materially fulfill your duties and responsibilities to the Employer, or abide, in all material respects, with the written policies of the Employer that have been provided to you after written notice from the Company or the Employer describing in reasonable detail your failure to perform such duties or responsibilities or abide by such policies that is not cured within twenty (20) days of such written notice thereof, (ii) your engagement in knowing and intentional illegal conduct that was or is injurious in any material respect to the Employer or the Company or their affiliates, (iii) your material violation or material breach of the terms of your employment agreement or Confidential Information and Invention Assignment Agreement with the Employer that is not cured within twenty (20) days of written notice thereof or is incapable of cure, or (iv) your conviction of, or entry of a plea of nolo contendere to, a felony or committing any act of embezzlement, dishonesty or fraud against, or the misappropriation of material property belonging to, the Company (or its successor) or its affiliates;

“Employer” shall mean the Company or subsidiary of the Company (or its successor) by which you are directly employed; and

“Resign for Good Reason” shall mean your resignation from all positions you then hold with the Employer and its affiliates, following the occurrence of one of the following events without your written consent: (i) a material reduction of your duties, position or responsibilities, provided that your duties, position and responsibilities shall not be deemed to be materially reduced if you retain reasonably comparable duties, position and responsibilities with respect to the Company’s business within the successor entity following a Change of Control Transaction; (ii) a reduction by the Employer in your gross base salary, as in effect immediately prior to such reduction, other than in connection with a similar reduction for all similarly-situated employees of the Employer; (iii) a material reduction by the Employer in the kind or level of benefits to which you are entitled immediately prior to such reduction with the result that your overall benefits package is materially diminished, or (iv) relocation of your principal place of work to a location that is more than 50 miles from your principal work site immediately prior to such change; provided that prior to such resignation, you provide written notice of the occurrence of such event listed above to the Employer and to the Company’s (or its successor’s) President, Chief Executive Officer or Chairman of the Board (other than to yourself) within the 60-day period following the occurrence of such event and such event is not remedied by the Company, or its successor, within 30 days following its receipt of such written notice and your termination of employment occurs no later than 60 days following the expiration of such 30 day period to remedy.